                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-108743

PROSPECTUS

                                  (CHUBB LOGO)
                             The Chubb Corporation

        OFFER TO EXCHANGE $225,000,000 OUTSTANDING 3.95% NOTES DUE 2008
                FOR $225,000,000 REGISTERED 3.95% NOTES DUE 2008
                                      AND
        OFFER TO EXCHANGE $275,000,000 OUTSTANDING 5.20% NOTES DUE 2013
                FOR $275,000,000 REGISTERED 5.20% NOTES DUE 2013

     THE OLD NOTES

     $225,000,000 aggregate principal amount of 3.95% notes due 2008 and $275,000,000 aggregate principal amount of 5.20% notes due 2013 were originally issued and sold by us on March 18, 2003, in a transaction that was exempt from registration under the Securities Act of 1933, and resold to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933.

     THE NEW NOTES

     We are offering $225,000,000 aggregate principal amount of 3.95% notes due 2008 and $275,000,000 aggregate principal amount of 5.20% notes due 2013. The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers from the old notes and will not entitle the holders to registration rights.

     We will pay interest on the new notes semi-annually on April 1 and October 1 of each year. We commenced paying interest on the old notes on October 1, 2003. The 3.95% notes will mature on April 1, 2008. The 5.20% notes will mature on April 1, 2013. We may redeem the notes at any time, in whole or in part, at the applicable redemption price specified herein, plus accrued and unpaid interest.

     The new notes will be unsecured and unsubordinated obligations of The Chubb Corporation and will rank equally with our unsecured and unsubordinated indebtedness.

     THE EXCHANGE OFFER

     Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on December 16, 2003 unless we extend the offer.

     No public market currently exists for the notes.
                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 17, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................   ii
The Chubb Corporation.......................................    1
The Exchange Offer..........................................    2
Use of Proceeds.............................................   11
Ratio of Consolidated Earnings to Fixed Charges.............   11
Capitalization..............................................   12
Calculation of Our Underwriting Ratios......................   12
Description of Notes........................................   13
Plan of Distribution........................................   22
Legal Opinions..............................................   23
Experts.....................................................   23
Where You Can Find More Information.........................   23
Incorporation By Reference..................................   23

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                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents and information incorporated by reference in it contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These include statements relating to trends in, or representing management's beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "should," "will," or other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

     - the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

     - global political conditions and the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

     - the effects of the outbreak or escalation of war or hostilities;

     - premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

     - adverse changes in loss cost trends;

     - our ability to retain existing business;

     - material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

     - our expectations with respect to cash flow projections and investment income and with respect to other income;

     - the adequacy of loss reserves, including:

        - our expectations relating to reinsurance recoverables;

        - the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

        - our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

        - the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

        - the willingness of parties, including Chubb, to settle disputes;

        - developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

     - the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

     - the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

       - the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

       - the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

       - claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

       - claims and litigation arising out of investment banking practices;

       - legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

     - the occurrence of significant weather-related or other natural or human-made disasters;

     - any downgrade in our claims-paying, financial strength or other credit ratings;

     - the ability of our subsidiaries to pay us dividends;

     - general economic conditions, including:

       - changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by the Chubb Financial Solutions unit in particular;

       - the effects of inflation;

       - changes in domestic and foreign laws, regulations and taxes;

       - changes in competition and pricing environments;

       - regional or general changes in asset valuations;

       - the inability to reinsure certain risks economically;

       - changes in the litigation environment;

       - general market conditions; and

     - our ability to implement management's strategic plans and initiatives.

     Our forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements set forth in this registration statement or any forward-looking statements incorporated by reference herein.

                             THE CHUBB CORPORATION

     The Chubb Corporation, incorporated in New Jersey in 1967, is a holding company for a family of property and casualty insurance companies known informally as the Chubb Group of Insurance Companies. Since 1882, we have provided property and casualty insurance to businesses and individuals around the world. According to A.M. Best, we are the 12th largest U.S. property and casualty insurer based on 2002 net written premiums. Net premiums written means direct premiums written, plus reinsurance premiums assumed, less reinsurance premiums ceded.

     Our property and casualty operations are divided into three strategic business units. Chubb Commercial Insurance offers a full range of commercial customer insurance products, including coverage for multiple peril, casualty, workers' compensation and property and marine. Chubb Commercial Insurance is known for writing niche business, where our expertise can add value for our agents, brokers and policyholders. Chubb Specialty Insurance offers a wide variety of specialized executive protection and professional liability products for privately and publicly owned companies, financial institutions, professional firms and healthcare organizations. Chubb Specialty Insurance also includes our surety and accident businesses, as well as our reinsurance assumed business produced by Chubb Re. Chubb Personal Insurance offers products for individuals with fine homes and possessions who require more coverage choices and higher limits than standard insurance policies.

     Our principal executive offices are located at 15 Mountain View Road, Warren, New Jersey 07061-1615, and our telephone number is (908) 903-2000.

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                               THE EXCHANGE OFFER

     The following is a summary of the material provisions of the registration rights agreement and the exchange offer. It does not contain all of the information that may be important to an investor in the notes. We refer you to the terms of the registration rights agreement, which has been filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information."

GENERAL

     In connection with the issuance of the old notes pursuant to a purchase agreement, dated March 18, 2003, among Chubb and the initial purchasers, we entered into a registration rights agreement, dated March 18, 2003, among us, the initial purchasers and the other parties thereto. The following contains a summary of various provisions of the registration rights agreement and does not contain all of the information that may be important to an investor in the notes. We refer you to the provisions of the registration rights agreement which has been filed as an exhibit to the registration statement.

     Under the registration rights agreement, we have agreed to use our reasonable best efforts to (1) file with the Securities and Exchange Commission the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes no later than the 180th day after the date the old notes were first issued, and (2) cause the registration statement to be declared effective under the Securities Act no later than the 240th day after the date the old notes were first issued. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 20 business days after the date notice of the exchange offer is mailed to holders of the old notes.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all holders as of November 17, 2003. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under "-- Conditions."

     Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

     Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - such new notes are acquired in the ordinary course of business;

     - at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

     - such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

     We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and we cannot assure you that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

     By tendering old notes in exchange for new notes and executing the letter of transmittal, each holder will represent to us that:

     - any new notes to be received by it will be acquired in the ordinary course of business;

     - it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act;

     - it is not our "affiliate," as defined in Rule 405 under the Securities Act or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

     - it has no present intention to participate in the distribution of the new notes.

     If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." If such holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

     Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

     Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the applicable rate but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The expiration date shall be December 16, 2003 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date to which the exchange offer is extended.

     To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

     We reserve the right:

     - to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such delay extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

     Without limiting the manner in which we may choose to make public announcement of any delay extension, amendment or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

     Each new note due 2008 will accrue interest at the rate of 3.95% per annum and each new note due 2013 will accrue interest at the rate of 5.20% per annum, in each case from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the issue date of such old note, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange therefor will accrue from the date of such interest payment date. We will pay interest on the new notes semi-annually on April 1 and October 1 of each year. We commenced paying interest on the old notes on October 1, 2003. No additional interest will be paid on old notes tendered and accepted for exchange.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

     - certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal; or

     - a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the applicable letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, if applicable, letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act, or an eligible institution unless the old notes tendered pursuant thereto are tendered (1) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution.

     If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful.

     We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued,

     - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as described under "-- Conditions," to terminate the exchange offer;

     - to redeem old notes as a whole or in part at any time and from time to time, as described under "Description of Notes -- Optional Redemption;" and

     - to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers could differ from the terms of the exchange offer.

     Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. See "-- Conditions." For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

     In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     - certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal; and

     - all other required documents.

     If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses below under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

     The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

     Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which:

      - sets forth the name and address of the holder of old notes and the amount of old notes tendered;

      - states that the tender is being made thereby; and

      - guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

      - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

     Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at the address below under "-- Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person having tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the principal amount of such old notes;

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

     - in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

     - contain a statement that such holder is withdrawing its election to have such old notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

     - specify the name in which such old notes are registered, if different from the person who tendered such old notes.

     All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable rule or interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Following any such waiver, we will keep the exchange offer open for any additional period required by applicable law, rule or regulation. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. We are required to use our reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

EXCHANGE AGENT

     J.P. Morgan Trust Company, National Association, successor to Bank One Trust Company, N.A., has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

     By Mail:

     J.P. Morgan Trust Company, National Association
     1111 Polaris Parkway
     Suite N1-0H1-0184
     Columbus, Ohio 43240
     Attention: Exchanges
     For information call: (800) 346-5153

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

REGULATORY REQUIREMENTS

     Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the offering of the old notes were approximately $495 million, after deducting the initial purchasers' discounts and commissions and expenses of the original offering payable by us. We used the net proceeds of the original offering to repay $389 million of outstanding commercial paper and for general corporate purposes.

                RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of consolidated earnings to fixed charges for each of the five years in the period ended December 31, 2002 and for the nine months ended September 30, 2003:

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                  YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                          ---------------------------------------   -------------
                                          1998    1999    2000     2001     2002        2003
                                          -----   -----   -----   ------   ------   -------------
Ratio of Earnings to Fixed Charges......  16.03   10.40   11.48   0.49(1)  2.59(2)       8.23

---------------

(1) For the year ended December 31, 2001, consolidated earnings were not sufficient to cover fixed charges by $46.0 million. Consolidated earnings for the period, as defined, reflect a $635.0 million loss before income taxes from the September 11 attack in the United States and net surety bond losses of $220.0 million before income taxes arising from the bankruptcy of Enron Corp.

(2) Consolidated earnings, as defined, for the year ended December 31, 2002 reflect aggregate net losses of $700.0 million before income taxes recognized in the third and fourth quarters related to asbestos and toxic waste claims and a reduction in net surety losses of $88.0 million before income taxes resulting from the settlement of litigation related to Enron.

     For purposes of computing the above ratios of consolidated earnings to fixed charges, consolidated earnings consist of income from continuing operations before income taxes excluding income or loss from equity investees, plus those fixed charges that were charged against income and distributions from equity investees. Fixed charges consist of interest expense before reduction for capitalized interest and the portion of rental expense (net of rental income from subleased properties) which is considered to be representative of the interest factors in the leases.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2003.

     You should read this table in conjunction with our historical financial statements and the notes to those financial statements, which are incorporated by reference into this prospectus.

                                                                AS OF SEPTEMBER 30,
                                                                        2003
                                                              (UNAUDITED, IN MILLIONS)
                                                              ------------------------
Long-Term Debt..............................................         $ 2,814.1
Shareholders' Equity........................................           8,477.6
                                                                     ---------
  Total Capitalization......................................         $11,291.7
                                                                     =========

                     CALCULATION OF OUR UNDERWRITING RATIOS

     The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty business. Chubb evaluates the performance of its insurance businesses by using the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies. Using statutory accounting principles, the combined loss and expense ratio is the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

     Statutory accounting principles differ in certain respects from generally accepted accounting principles, or GAAP. Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. To convert underwriting expenses to a GAAP basis, policy acquisition expenses are deferred and recognized over the period in which the related premiums are earned. While the combined loss and expense ratio is not defined in GAAP literature, we believe that, using the most directly comparable GAAP measures, it would be defined as the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of GAAP underwriting expenses, including dividends to policyholders, to premiums earned (expense ratio).

     The expense ratio calculated using GAAP measures generally will be higher than the statutory expense ratio. The magnitude of this difference generally will be greater during periods of high premium growth and lesser during periods of low premium growth. However, we do not believe that the differences in any period would affect the analysis of underwriting trends in our insurance businesses.

     To demonstrate the differences, the following table shows, for the nine months ended September 30, 2003 and 2002, the loss ratio, the expense ratio and the combined loss and expense ratio calculated on a statutory basis and calculated using GAAP measures:

                                               FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                           -----------------------------------------------
                                                       USING GAAP               USING GAAP
                                           STATUTORY    MEASURES    STATUTORY    MEASURES
                                             2003         2003        2002         2002
                                           ---------   ----------   ---------   ----------
Loss Ratio...............................    65.1%        65.0%        77.2%       76.9%
Expense Ratio............................    30.7         31.8         31.5        32.7
                                             ----         ----       ------       -----
Combined Loss and Expense Ratio..........    95.8%        96.8%       108.7%      109.6%
                                             ====         ====       ======       =====

                              DESCRIPTION OF NOTES

     We issued the old notes and will issue the new 3.95% notes due 2008 and the new 5.20% notes due 2013 under an indenture dated as of October 25, 1989 between us and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, N.A., which was successor in interest to the First National Bank of Chicago, as trustee, as supplemented by a supplemental indenture, dated as of March 18, 2003, between us and the trustee. We refer to the indenture, as supplemented, as the indenture. The new notes will be issued as two separate series of debt securities under the indenture. The terms of the new notes are identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore will not contain restrictions on transfer, will not contain provisions relating to additional interest, and will contain terms of an administrative nature that differ from the old notes. New notes will otherwise be treated as old notes for purposes of the indenture.

     We have summarized portions of the indenture, and the new notes. The summary is not complete. A copy of the indenture and the form of the notes will be available upon request to us, at the address set forth under "Where You Can Find More Information." You should read the indenture and the form of the notes for the provisions which may be important, to you, because they, and not this description, define your rights as a holder of the notes. We have provided in the summary that follows specific cross references to some of the sections of the indenture that we have summarized.

     Defined terms used in this description but not defined herein have the meanings assigned to them in the indenture. In this section, the terms "we," "our," "us," and "Chubb" do not include any of our current or future subsidiaries, unless the context otherwise indicates.

GENERAL

     The notes due 2008 will initially be limited to $225,000,000 aggregate principal amount, will bear interest at 3.95% per annum and will mature on April 1, 2008. The notes due 2008 will bear interest from March 18, payable in arrears on April 1 and October 1 of each year, commencing on October 1, 2003, to the persons in whose names the notes are registered on the preceding March 15 and September 15, respectively.

     The notes due 2013 will initially be limited to $275,000,000 aggregate principal amount, will bear interest at 5.20% per annum and will mature on April 1, 2013. The notes due 2013 will bear interest from March 18, payable in arrears on April 1 and October 1 of each year, commencing on October 1, 2003, to the persons in whose names the notes are registered on the preceding March 15 and September 15, respectively.

     The notes will be unsecured and unsubordinated indebtedness of Chubb and will rank equally with all other unsecured and unsubordinated debt of Chubb.

     The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. Each series of notes will be evidenced by one or more global notes registered in the name of Cede & Co. as nominee of the Depository Trust Company ("DTC"). All payments of interest and principal will be in U.S. dollars. No service charge will be made for any transfer or exchange of the notes, but we may require payment to cover any tax or other governmental charge payable on any such transfer or exchange.

     The indenture does not contain any covenant or other specific protection to holders of the notes in the event of a highly leveraged transaction or a change in control of Chubb, except to the limited extent described under "-- Consolidation, Merger or Sale of Assets".

HOLDING COMPANY STRUCTURE

     As a holding company, our ability to continue to pay dividends to shareholders and to satisfy our obligations, including the payment of interest and principal on debt obligations, relies on the availability of liquid assets at the holding company which is dependent in large part on the dividend paying ability of our property and casualty insurance subsidiaries. Various state insurance laws restrict our property and casualty insurance subsidiaries as to the amount of dividends they may pay to us without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval.

OPTIONAL REDEMPTION

     We may redeem all or a portion of one or both series of notes at any time, at our option. We may redeem the notes at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the notes due 2008, and 25 basis points, in the case of the notes due 2013, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes to be redeemed.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, any redemption date and the series of notes to be redeemed, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) for the series of notes to be redeemed quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Inc., Goldman, Sachs & Co. and Salomon Smith Barney, Inc. or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates will cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), Chubb will substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

MODIFICATION AND WAIVER

     We may generally amend the indenture with the consent of the holders of a majority in aggregate principal amount of debt securities affected by the amendment. However, we may not amend the indenture without the consent of each holder of debt securities affected, in order to, among other things:

     - extend the final maturity of any debt security;

     - reduce the principal amount of any debt security;

     - reduce the rate or extend the time of payment of interest on any debt security;

     - reduce the amount payable on redemption of any debt security, or reduce the amount of principal of an original issue discount debt security that would be due and payable on an acceleration of the maturity of such debt security or the amount of such debt security provable in bankruptcy;

     - change the currency of payment of principal of or interest on any debt security;

     - extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to any debt security;

     - impair or affect the right of any security holder to institute suit for payment on such security or any right of repayment at the option of the security holder;

     - reduce the percentage of debt securities of any series that must consent to an amendment to an indenture to less than a majority;

     - reduce the percentage of debt securities of any series necessary to consent to waive any past default under an indenture to less than a majority; or

     - modify any provisions of the sections of the indenture relating to supplemental indentures with the consent of the holder of debt securities, except to increase the percentage of holders or to provide that provisions of the indenture cannot be modified or waived without the consent of the holder of each affected debt security. (section 8.2)

     A supplemental indenture which changes or eliminates any covenant, or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will not affect the rights under the indenture of the holders of the debt securities of any other series. (section 8.2)

     We and the trustee may amend the indenture without the consent of any holder of debt securities in order to:

     - secure any debt securities issued under such indenture;

     - provide for the succession of another corporation and assumption of our obligations in the case of a merger or consolidation;

     - add to the covenants of Chubb or add additional events of default;

     - cure ambiguities, defects or inconsistencies, provided that such action does not adversely affect any holders of debt securities issued under the indenture;

     - establish the form and terms of debt securities of any series;

     - provide for a successor trustee with respect to one or more series of securities issued under such indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

     - permit or facilitate the issuance of securities in bearer form or to provide for uncertificated securities to be issued under such indenture; or

     - to change or eliminate any provision of such indenture, provided that any such, change or elimination will become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision. (section 8.1)

EVENTS OF DEFAULT

     These are "Events of Default" under the indenture with respect to the notes:

     (1) failure to pay principal, or premium, if any, when due;

     (2) failure to pay any interest when due, continued for 30 days;

     (3) default in the payment of any sinking fund installment when due and payable;

     (4) failure to perform any covenant or warranty of Chubb continued for 60 days after written notice; and

     (5) certain events of bankruptcy, insolvency or reorganization of Chubb.

     If an Event of Default occurs and is continuing, the trustee may, and at the written request of holders of a majority in aggregate principal amount of the securities of each series affected by the Event of Default and upon the trustee's receipt of indemnification to its satisfaction, will proceed to protect and enforce its rights and those of the holders of such securities.

     If an Event of Default, other than an Event of Default specified in clause
(5) above, occurs and is continuing with respect to the debt securities of any series, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series (each series voting as a separate class) may require us to repay immediately the entire principal amount of the outstanding debt securities of that series, or such lesser amount as may be provided in the terms of the securities, together with all accrued and unpaid interest and premium, if any. (sections 5.1, 5.10)

     If an Event of Default under the indenture specified in clause (4) occurs and is continuing with respect to all series of debt securities then outstanding under the indenture or an Event of Default specified in clause (5) occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of all of the debt securities then outstanding under the indenture (treated as one class) may require us to repay immediately the entire principal amount of the outstanding debt securities, or such lesser amount as may be provided in the terms of the securities, together with all accrued and unpaid interest and premium, if any. (sections 5.1, 5.10)

     Any Event of Default with respect to a particular series of debt securities under the indenture may be waived by the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities under the indenture, as the case may be, except, in each case, with respect to a failure to pay principal of or premium, if any, or interest on such debt security. (sections 5.1, 5.10)

     The trustee will, within 90 days of the occurrence of an Event of Default that has not been cured, provide notice to the holders of any series of debt securities effected. The trustee may withhold notice to the holders of any default, except for a default by us in the payment of principal of or interest or premium on, or sinking fund payment in respect of, the securities, if the trustee considers it in the interest of the holders to do so. (section 5.11)

     We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture. (section 4.5)

CONSOLIDATION, MERGER OR SALE OF ASSETS

     We may not consolidate with, merge into or sell, convey or lease all or substantially all of our assets to any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, nor permit any such entity to consolidate with, merge into or sell, convey or lease all or substantially all of its assets to us unless:

     - we are the surviving corporation or the successor corporation is a corporation organized under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indenture;

     - after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing; and

     - Chubb or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied. (sections 9.1, 9.2, 9.3)

DEFEASANCE AND DISCHARGE

     We may discharge all of our obligations, other than as to certain transfers and exchanges, with respect to each series of the notes, if, among other things:

     - we irrevocably deposit with the trustee cash or U.S. government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, all outstanding notes of the series to be discharged;

     - we deliver to the trustee an opinion of counsel to the effect that:

        - we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect, or in lieu thereof, an opinion of such counsel to the effect, the holders of the notes of the applicable series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

        - the defeasance will not otherwise alter those holders' U.S. federal income tax treatment of principal and interest payments on the notes of the applicable series; and

     - no event of default under the indenture has occurred and is continuing. (section 10.1)

FURTHER ISSUES

     We may from time to time, without notice to or consent of the holders of the notes, issue additional notes of the same tenor, coupon and other terms as the notes, so that such notes and the notes offered hereby will form a single series. We refer to this additional issuance of notes as a "further issue."

     Purchasers of the notes offered hereby, after the date of any further issue, will not be able to differentiate between the notes sold as part of the further issue and previously issued notes. If we were to issue notes with original issue discount, persons that are subject to U.S. federal income taxation who purchase notes after such further issue may be required to accrue original issue discount with respect to their notes. This may affect the price of outstanding notes as a result of a further issue.

APPLICABLE LAW

     The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     J.P. Morgan Trust Company, National Association is the trustee under the indenture. The trustee's current address is 153 West 51st Street, New York, New York 10019. J.P. Morgan is acting as the successor to Bank One Trust Company, N.A., which was acting as the successor to the original trustee, The First National Bank of Chicago.

BOOK ENTRY, DELIVERY AND FORM

     GLOBAL NOTE

     Each series of notes will be issued in the form of one or more registered notes in global form, without interest coupons. The global notes will be deposited on the date of the closing of the sale of the notes with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

     BOOK ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

     DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include, securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global note and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders of the global note under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     CERTIFICATED NOTES

     If (i) DTC notifies us that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) an Event of Default has occurred with respect to the series of notes represented by the global note and is continuing or (iii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery and the respective principal amounts, of the notes to be issued).

REGISTRATION RIGHTS; ADDITIONAL INTEREST

     The following summary of certain provisions of the registration rights agreement does not contain all of the information that may be important to an investor in the notes. It is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is available as set forth under the heading "Where You Can Find More Information."

     Pursuant to the registration rights agreement, we have agreed to use our reasonable best efforts to file a registration statement for this exchange offer and to use our reasonable best efforts to cause it to become effective. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the registration rights agreement.

     SHELF REGISTRATION

     We may also be required to file a shelf registration statement to permit certain holders of the old notes or the new notes, as the case may be, who were eligible to participate in the exchange offer or who do not receive freely tradable new notes to resell the notes periodically without being limited by the transfer restrictions. We will only be required to file a shelf registration statement if:

     - after the date the old notes were issued, there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result we are not permitted to complete the exchange offer as contemplated by the registration rights agreement;

     - any holder of the old notes is prohibited by law or SEC policy to participate in the exchange offer;

     - any holder of the old notes does not receive freely tradable new notes;

     - the exchange offer registration statement is not declared effective within 240 days of the date the old notes were first issued or the exchange offer is not consummated within 270 days of the date the old notes were first issued; or

     - under certain circumstances, we are requested to do so by any initial purchaser.

     The shelf registration statement will permit only certain holders to resell their old or new notes from time to time. In particular, such holders must:

     - provide specified information in connection with the shelf registration statement; and

     - agree in writing to be bound by all provisions of the Registration Rights Agreement (including the indemnification obligations).

     We will, in the event of the filing of a shelf registration statement, use our reasonable best efforts to provide to each holder of old or new notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder who sells old or new notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including the indemnification obligations).

     If a shelf registration statement is required, we will use our reasonable best efforts to:

     - file the shelf registration statement with the SEC after such obligation arises;

     - cause the shelf registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing, but no later than the 330th day after the old notes were first issued; and

     - keep the shelf registration statement effective for a period of two years after the date the shelf registration statement is declared effective (or one year in the case of a shelf registration effected at the request of the initial purchasers), or such shorter period that will terminate when all of the old and new notes covered by the shelf registration statement are sold thereunder or are already freely tradable.

     Under certain circumstances, we may suspend the availability of the shelf registration statement for certain periods of time, as specified in the registration rights agreement.

     ADDITIONAL INTEREST

     If a registration default (as defined below) occurs, then we will be required to pay additional interest to each holder of the old notes. We will pay additional interest equal to 0.25% per annum upon the occurrence of each registration default. The amount of additional interest will also increase by an additional 0.25% per annum for such subsequent 90-day period that a registration default remains uncured. However, in no event will the rate of additional interest exceed 0.5% per annum. Such additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the old notes in the same manner as interest payments on the old notes, with payments being made on the interest payment dates for the old notes. Following the cure of all registration defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, your old notes for new notes in the exchange offer.

     A "registration default" includes any of the following:

     - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

     - any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

     - we fail to complete the exchange offer on or prior to the date specified for such completion; or

     - the shelf registration statement is declared effective but thereafter ceases to be effective or unavailable in connection with resales of the old or new notes, as the case may be, during the period specified in the registration rights agreement, subject to our right to suspend the availability of the shelf registration statement for certain periods.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 15, 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on the resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - such new notes are acquired in the ordinary course of business,

     - at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

     - such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

     We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

                                 LEGAL OPINIONS

     The validity of the notes will be passed upon for us by Debevoise & Plimpton, New York, New York, and Drinker Biddle & Reath LLP, Florham Park, New Jersey. Debevoise & Plimpton will rely on the opinion of Drinker Biddle & Reath LLP, as to matters of New Jersey law.

                                    EXPERTS

     The consolidated financial statements and schedules of The Chubb Corporation appearing in The Chubb Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 under the Securities Act that we filed with the SEC, covering the new notes to be issued in the exchange offer. The registration statement, including the attached exhibits, contains additional relevant information about us and the new notes to be issued in the exchange offer. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or the matter involved.

     The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to the SEC's website. The information on the SEC's website, which might be accessible through a hyperlink resulting from this URL, is not and is not intended to be part of this prospectus and is not incorporated into this prospectus by reference.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

     - our Annual Report on Form 10-K for the year ended December 31, 2002;

     - our amendment to our Annual Report on Form 10-K for the year ended December 31, 2002 on Form 10-K/A as filed with the SEC on March 13, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     - our amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 on Form 10-Q/A as filed with the SEC on June 12, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2003;

     - our Current Report on Form 8-K filed on January 21, 2003, our Current Report on Form 8-K filed on March 11, 2003, our current report on Form 8-K filed on March 14, 2003; our Current Report on Form 8-K filed on June 6, 2003 (other than the information furnished pursuant to Item 9 contained therein) and our Current Report on Form 8-K filed on June 25, 2003.

     - the information under the captions indicated in Part III of our Annual Report on Form 10-K on pages 3 through 11, 14 through 25 and 38 of our definitive Proxy Statement dated March 28, 2003; and

     - all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the completion of the exchange offer.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, Attention: Secretary (telephone: 908-903-2000).

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN DECEMBER 11, 2003, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER ON DECEMBER 16, 2003.

                                  (CHUBB LOGO)
                             Offer to Exchange its
                              3.95% Notes due 2008
                                      and
                             Offer to Exchange its
                              5.20% Notes due 2013

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                               NOVEMBER 17, 2003

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                     DEALER PROSPECTUS DELIVERY OBLIGATION

Until February 15, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

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